EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-45074) of Leggett & Platt, Incorporated of our report dated June 19, 2006 relating to the financial statements and schedules of the Leggett & Platt, Incorporated 401(k) Plan and Trust which appear in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

St. Louis, MO

June 26, 2006